Exhibit 99.1

Progenity Appoints Adi Mohanty as Chief Executive Officer

SAN DIEGO – November 9, 2021 – Progenity, Inc. (Nasdaq: PROG), an innovative biotechnology company, today announced the appointment of Adi Mohanty as Chief Executive Officer of the company, effective November 8, 2021. Mr. Mohanty also joins the Progenity Board of Directors.

“As we complete the execution of our strategic transformation, we are continuing to build biotechnology and biotherapeutics leadership capabilities to help ensure our success,” said Eric d’Esparbes, Chief Financial Officer and interim CEO. “To this end, we are delighted to welcome Adi Mohanty to Progenity as Chief Executive Officer. We believe he is the right person to lead Progenity into this next phase of growth as we advance the discovery, development, and delivery of therapeutics.”

“Progenity’s innovative platforms show substantial promise to change the way we diagnose and treat many complex diseases,” said Mr. Mohanty. “I am excited to be taking on this role, and I look forward to working alongside the Progenity board, management, and employees to accelerate the company’s transformation and realize the potential of its innovative technologies.”

Adi Mohanty is an experienced biotech business leader with a track record of several successful product development and approvals followed by rapid commercialization. Previously, he served as CEO of BioTime, where during his tenure, the company advanced its platform science to develop product candidates from the lab into mid- and late-stage clinical trials and unlocked value through strategic transactions, resulting in a better-capitalized company, poised to build substantial value for shareholders through renewed focus on clinical progress.

Adi formerly served as vice president at Transkaryotic Therapies, which was acquired by Shire PLC. Throughout a decade at Shire, he held several executive positions spanning global technical operations, product development, and commercial operations, culminating in the role of President, Regenerative Medicine. Earlier in his career, he held a variety of management positions in the bioscience division of Baxter Healthcare. Additionally, he has served as a board member for OncoCyte, a diagnostics company that he helped take public. Mr. Mohanty received his MBA at Saint Mary’s College, California. He also holds a Master of Science in Chemical Engineering from Clarkson University.

About Progenity

Progenity, Inc. is a biotechnology company innovating in the fields of women’s health, gastrointestinal health, and oral biotherapeutics. Progenity applies a multi-omics approach, combining genomics, epigenomics, proteomics, and metabolomics to its molecular testing products and to the development of a suite of investigational ingestible devices designed to provide precise diagnostic sampling and drug delivery solutions. Progenity’s vision is to transform healthcare to become more precise and personal by improving diagnoses of disease and improving patient outcomes through localized treatment with targeted therapies.

For more information, visit www.progenity.com or follow the company on LinkedIn or Twitter.

Notice of Issuance of Inducement Grants

Progenity also announced the grant of an inducement award to Adi Mohanty pursuant to Rule 5635(c)(4) of the Nasdaq Listing Rules. In connection with his commencement of employment, Mr. Mohanty was granted two inducement awards consisting of: (i) a stock option to purchase shares of Progenity common stock, and (ii) restricted stock units representing the right to receive shares of Progenity common stock. Both awards vest over approximately four years from Mr. Mohanty’s commencement of service. The number of shares underlying the stock option will be calculated on the grant date such that the grant-date value of the award (calculated in accordance with GAAP and using the Black-Scholes option pricing model) is $5,000,000. The exercise price of the stock option will equal the closing price of the Company’s common stock on November 8, 2021, the date of the grant. The number of shares underlying the restricted stock units will equal $5,000,000 divided by the Company’s closing stock price on November 8, 2021. The awards were awarded as an inducement material to Mr. Mohanty’s employment pursuant to Rule 5635(c)(4) of the Nasdaq Listing Rules.

Forward Looking Statements

This press release contains “forward-looking statements,” which statements are subject to substantial risks and uncertainties and are based on estimates and assumptions. All statements, other than statements of historical facts, included in this press release are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “design,” “estimate,” “predict,” “potential,” “develop,” “plan” or the negative of these terms, and similar expressions, or statements regarding intent, belief, or current expectations, are forward looking statements. These statements involve known and unknown risks, uncertainties and other factors that could cause Progenity’s actual results to differ materially from the forward-looking statements expressed or implied in this press release, including Progenity’s ability to successfully develop and commercialize its products under development, the uncertainties inherent in the clinical drug development process, such as the regulatory approval process, the timing of regulatory filings, and other matters, including the ongoing COVID-19 pandemic, that could affect sufficiency of existing cash, cash equivalents and short-term investments to fund operations and the availability or commercial potential of Progenity’s products, and those risks described in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Progenity’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 18, 2021, and other subsequent documents we file with the SEC, including but not limited to Progenity’s Quarterly Reports on Form 10-Q. Progenity claims the protection of the Safe Harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. Progenity expressly disclaims any obligation to update or alter any statements whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact:

Robert Uhl

Managing Director, Westwicke ICR

ir@progenity.com

(619) 228-5886

Media Contact:

Kate Blom-Lowery

CG Life

media@progenity.com

(619) 743-6294